Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 5 dated as of September 28, 2017 (this “Amendment”), in respect of the Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended by that certain (i) Amendment No. 1, dated as of July 24, 2015, (ii) Amendment No. 2, dated as of September 1, 2015, (iii) First Incremental Amendment to Amended and Restated Credit Agreement and Syndicated Facility Agreement, dated as of September 1, 2015, (iv) Amendment No. 3, dated as of September 29, 2015, and (v) Amendment No. 4, dated as of February 3, 2016, and as it may be further amended, restated, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), among Owens-Illinois Group, Inc. (the “Company”), Owens-Brockway Glass Container Inc. (“Owens-Brockway”), ACI Operations Pty. Ltd. (“ACI”), OI European Group B.V. (“OIEG”), OI Europe Sàrl (“OI Europe”), O-I Canada Corp. (“O-I Canada”, and together with Owens-Brockway, ACI, OIEG and OI Europe, the “Borrowers”), Owens-Illinois General Inc. (the “Borrowers’ Agent”), each other Loan Party party thereto from time to time, Deutsche Bank AG New York Branch as administrative agent and collateral agent (the “Administrative Agent”) and each lender from time to time party thereto (the “Lenders”) (capitalized terms not otherwise defined in this Amendment have the same meanings assigned thereto in the Credit Agreement or, if not defined therein, the Credit Agreement as amended hereby).

WHEREAS, pursuant to Section 12.1 of the Credit Agreement, the parties hereto desire to amend the Credit Agreement as set forth below;

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.                                          Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, after the Fifth Amendment Effective Date (as defined below), refer to the Credit Agreement as amended hereby. This Amendment is a Loan Document.

Section 2.                                          Amendment to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)                                 The following definitions shall be removed in their entirety: “Consolidated Capital Expenditures”, “Consolidated Cash Interest Expense”, “Consolidated Total Debt”, “Consolidated Working Capital Adjustment”, “Constellation JV”, “Declined Proceeds” and “Excess Cash Flow”.

(b)                                 The following additional new definitions shall be inserted into Section 1.1 in the appropriate alphabetical order:

“‘Bail-In Action’ means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.”.

“‘Bail-In Legislation’ means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.”.

“‘EEA Financial Institution’ means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.” .

“‘EEA Member Country’ means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.”.

“‘EEA Resolution Authority’ means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.”.

“‘EU Bail-In Legislation Schedule’ means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.”.

“‘Fifth Amendment’ means Amendment No. 5, dated as of September 28, 2017, by and between the Company, the Borrowers, the Borrowers’ Agent, the Administrative Agent and each Lender party thereto.”.

“‘Fifth Amendment Effective Date’ has the meaning assigned to that term in the Fifth Amendment.”.

“‘Non-Recourse Receivables Financing Indebtedness’ means any Indebtedness with respect to any Permitted Factoring or otherwise constituting Receivables Sale Indebtedness, in each case, solely to the extent that (a) no Loan Party or any Restricted Subsidiary guarantees any obligations (contingent or otherwise) under such transactions, (b) no property or asset (other than Receivables subject to such transactions or the Capital Stock of any special purpose vehicle contemplated by the definition of Receivables Sale Indebtedness (any such special purpose vehicle, a “Receivables Subsidiary”)) of any Loan Party or any Restricted Subsidiary (other than a Receivables Subsidiary) is, directly or indirectly, contingently or otherwise, subject to claims for the satisfaction of obligations for any such transaction and (c) there shall be no recourse to any Loan Party or any Restricted Subsidiary (other than a Receivables Subsidiary) in connection with such transactions, in the case of each of the foregoing clauses (a), (b) or (c), except to the extent customary (as determined by the Company in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/”absolute transfer” opinion with respect to any transfer by any Loan Party or any Restricted Subsidiary (other than a Receivables Subsidiary)).”.

“‘Revolving Outstandings’ means, at any time, the sum of the aggregate Revolving Credit Exposure of all Revolving Lenders then outstanding; provided, however, that (i) the term Revolving Outstandings shall not include any Revolving Credit Exposure the proceeds of which were not used for working capital or other ordinary course corporate purposes (and in any event excluding, without limitation or duplication, any Revolving Credit Exposure then outstanding the proceeds of which were used to finance (A) an Acquisition (other than an Acquisition of a Person that, immediately prior to such Acquisition, is a Restricted Subsidiary) (including to refinance any Indebtedness assumed as part of any such Acquisition), (B) an Investment in a Person (other than an Investment in a Person that, immediately prior to such Investment, is a Restricted Subsidiary), (C) a payment under a Contingent Obligation with respect to any Person other than a Restricted Subsidiary, (D) a Restricted Payment pursuant to Section 8.5(v) or (vi) or (E) a voluntary or optional payment of Subordinated Indebtedness (other than intercompany indebtedness by and among the Company and its Restricted Subsidiaries) pursuant to Section 8.12(b)) and (ii) for the period through, and including, December 31, 2016, the Revolving Outstandings amount shall be $0.”.

“‘Write-Down and Conversion Powers’ means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.”.

(c)                                  The definition of “Defaulting Lender” is hereby amended by inserting the text “or become the subject of a Bail-in Action” immediately following the text “bankruptcy or insolvency proceeding”.

(d)                                 The definition of “Pro Forma Basis” is hereby amended by inserting the text “(other than Revolving Outstandings, which, solely for purposes of calculating the Total Leverage Ratio, shall be calculated in a manner consistent with the definition of Total Leverage Ratio)” immediately following the text “and Net Indebtedness as of such date of determination”.

(e)                                  The definition of “Total Leverage Ratio” is hereby amended and restated in its entirety as follows:

“‘Total Leverage Ratio’ means, for any Test Period, the ratio of (a) the sum of (x) Net Indebtedness of Holdings and its Restricted Subsidiaries (excluding from such calculation the Revolving Outstandings and any Non-Recourse Receivables Financing Indebtedness) as of the last day of such Test Period plus (y) the Revolving Outstandings on the December 31 immediately preceding such date (or, in the case of a Test Period ended on December 31 in any Fiscal Year of the Company, the Revolving Outstandings on such December 31), to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such Test Period.”

(f)                                   Section 2.12(a)(i) shall be amended by inserting the text “subject to Section 12.24” immediately following the text “and (b)”.

(g)                                  Section 2.13 shall be amended by inserting the text “and to enter into any amendments or waivers of this Agreement (except to the extent that the execution of any such amendment or waiver by any Borrower is reasonably requested by the Administrative Agent, acting on the advice of local counsel, where applicable)” immediately following the text “any Loan proceeds or payments” in the fourth sentence thereof.

(h)                                 Section 4.4(d) shall be removed in its entirety and replaced with “[reserved]”.

(i)                                     Section 4.5 shall be amended by (i) removing the text “(d),” appearing in clause (a) thereof and (ii) removing clause (c) thereof in its entirety.

(j)                                    Section 7.1(c) shall be amended by (i) replacing the text “, (B)” appearing therein with the text “and (B)” and (ii) removing the text “and (C) in the case of financial statements delivered pursuant to clause (b) above, setting forth reasonably detailed calculations of Excess Cash Flow of Holdings and its Restricted Subsidiaries for each Fiscal Year beginning with the annual audited financial statements for the Fiscal Year ending December 31, 2016” appearing therein.

(k)                                 Exhibit 7.1(c) of the Credit Agreement shall be amended by amending and restating paragraph A.1 of Attachment 1 thereto as follows:

“1.                                The sum of (a) Net Indebtedness of Holdings and its Restricted Subsidiaries (excluding from such calculation the Revolving Outstandings and any Non-Recourse Receivables Financing Indebtedness) as of the last day of the period ending [    ] and (b) the Revolving Outstandings on December 31, [   ].”

(l)                                     The following additional new section shall be inserted at the end of Article XII:

“12.24           Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.”

Section 3.                                          Representations and Warranties. Each Loan Party hereby represents and warrants that, immediately prior to and immediately after giving effect to this Amendment:

(a)                                 the execution, delivery and performance by it of this Amendment does not (i) violate any provision of law applicable to it, the Organic Documents of it, or any order, judgment or decree of any court or other agency of government binding on it, (ii) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Contractual Obligation of it, (iii) result in or require the creation or imposition of any Lien (other than Liens in favor of the Collateral Agent) upon any of the properties or assets of it or (iv) require any approval of stockholders or any approval or consent of any Person under any material Contractual Obligation of it, other than those approvals and consents which have been obtained; and

(b)                                 it has all requisite organizational power and authority to enter into this Amendment and the execution, delivery and performance by it of this Amendment has been duly authorized by all necessary organizational action by it.  Each Loan Party has duly executed and delivered this Amendment, and this Amendment and each other Loan Document to which it is a party constitutes the legally valid and binding obligations of it, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; and

(c)                                  each of the representations and warranties set forth in the Credit Agreement and in the other Loan Documents is true and correct in all material respects on and as of the Fifth Amendment Effective Date (both immediately before and after giving effect to this Amendment) (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date); and

(d)                                 no Unmatured Event of Default and no Event of Default shall have occurred and be continuing.

Section 4.                                          Effectiveness. This Amendment shall become effective on the date (the “Fifth Amendment Effective Date”) when each of the following conditions shall have been satisfied:

(a)                                 The Administrative Agent shall have received from each Loan Party, the Administrative Agent and the Lenders constituting both the Requisite Lenders and the Requisite Financial Covenant Lenders either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment.

(b)                                 each of the representations and warranties set forth in the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Fifth Amendment Effective Date (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date);

(c)                                  at the time of the Fifth Amendment Effective Date and immediately after giving effect to the Fifth Amendment, no Unmatured Event of Default or Event of Default shall exist;

(d)                                 the Administrative Agent shall have received an Officer’s Certificate of the Company, dated as of the Fifth Amendment Effective Date, certifying compliance with the requirements set forth in preceding clauses (b) and (c) of this Section 4;

(e)                                  the Administrative Agent shall have received (i) either (x) a copy of the certificate or articles of incorporation or equivalent organizational document, including all amendments thereto, of each Loan Party party hereto, certified as of a recent date by the Secretary of State of the state of its organization or (y) confirmation from such Loan Party that there has been no change to such organizational documents since last delivered to the Administrative Agent, (ii) a certificate of a Secretary or Responsible Officer of each Loan Party (or any director or officer of any Loan Party that is not organized under the laws of any State of the United States of America or the District of Columbia) party hereto dated the Fifth Amendment Effective Date and certifying (A) that (x) attached thereto is a true and complete copy of the by-laws, operating agreement or similar governing document of such Loan Party as in effect on the Fifth Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below or (y) there has been no change to such governing documents since last delivered to the Administrative Agent, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of this Fifth Amendment and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that any attached certificate or articles of incorporation, equivalent organizational document, by-law, operating agreement or similar governing document of such

Loan Party have not been amended, and (D) to the extent not previously delivered to the Administrative Agent as to the incumbency and specimen signature of each officer executing this Fifth Amendment or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or the Responsible Officer (or other director or officer, as applicable) executing the certificate pursuant to clause (ii) above;

(f)                                   the Company shall have paid to the Administrative Agent, for the ratable account of each Lender that is party to this Amendment, a fee in an amount equal to 0.10% of each such Lender’s outstanding Term Loans and/or Revolving Commitments immediately prior to giving effect to this Amendment (the “Consent Fee”), which Consent Fee shall be earned, due and payable by wire transfer in immediately available funds on the Fifth Amendment Effective Date, and, once paid, shall be non-refundable.

(g)                                  all reasonably incurred and documented costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation payable to the Administrative Agent pursuant to Section 12.4 of the Credit Agreement on or before the Fifth Amendment Effective Date, to the extent invoiced at least three business days prior to the Fifth Amendment Effective Date unless otherwise agreed, shall have been paid to the extent earned.

Section 5.                                          Confirmation of Guarantees and Security Interests. By signing this Fifth Amendment, the Loan Parties party hereto hereby confirm that the obligations of the Loan Parties under the Credit Agreement as modified or supplemented hereby and the other Loan Documents to which such Loan Parties are party (i) are entitled to the benefits of the guarantees and the security interests set forth or created in the Guarantee Agreements, the Collateral Documents and the other Loan Documents, as applicable, (ii) constitute “Obligations”, “U.S. Obligations”, “Foreign Obligations” and “Guaranteed Obligations” or other similar term for purposes of the Credit Agreement, the Guarantee Agreements, the Collateral Documents and all other Loan Documents, as applicable, (iii) notwithstanding the effectiveness of the terms hereof, the Guarantee Agreements, the Collateral Documents and the other Loan Documents, as applicable, are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects. Each Loan Party party hereto ratifies and confirms that all Liens granted, conveyed, or assigned to the Administrative Agent by such Person pursuant to any Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations.

Section 6.                                          Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7.                                          Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Amendment by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Amendment.

Section 8.                                          Miscellaneous. This Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any Lender or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

OWENS-ILLINOIS GROUP, INC.

By:	/s/ Mary Beth Wilkinson
Name:	Mary Beth Wilkinson
Title:	Vice President and Secretary

OWENS-BROCKWAY GLASS CONTAINER INC., as a Borrower

By:	/s/ Mary Beth Wilkinson
Name:	Mary Beth Wilkinson
Title:	Senior Vice President, General Counsel and Corporate Secretary

ACI OPERATIONS PTY. LTD., as a Borrower

By:	/s/ Mary Beth Wilkinson
Name:	Mary Beth Wilkinson
Title:	Authorized Signatory

O-I CANADA CORP., as a Borrower

By:	/s/ Mary Beth Wilkinson
Name:	Mary Beth Wilkinson
Title:	Secretary

OI EUROPEAN GROUP B.V., as a Borrower

By:	/s/ Mary Beth Wilkinson
Name:	Mary Beth Wilkinson
Title:	Authorized Signatory

OI EUROPE SARL, as a Borrower

By:	/s/ Mary Beth Wilkinson
Name:	Mary Beth Wilkinson
Title:	Director

[SIGNATURE PAGE TO OWENS-ILLINOIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

OWENS-ILLINOIS GENERAL INC., as Borrowers’ Agent.

By:	/s/ Mary Beth Wilkinson
Name:	Mary Beth Wilkinson
Title:	Vice President and Secretary

[SIGNATURE PAGE TO OWENS-ILLINOIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

The Administrative Agent

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and as a Lender

By:	/s/ Deirdre Cesario
Name:	Deirdre Cessario
Title:	Vice President

By:	/s/ Andrew MacDonald
Name:	Andrew MacDonald
Title:	Assistant Vice President

[SIGNATURE PAGE TO OWENS-ILLINOIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]